UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2012

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
475 Tenth Avenue New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Morgans Hotel Group Co. (the “Company”) issued a press release on August 16, 2012 announcing an agreement with Capital Group, one of Russia’s leading development companies, for the management of Delano Moscow— a 160-room Delano-branded hotel scheduled to open in 2015.

The Company will manage Delano Moscow pursuant to a 20-year management agreement, with one ten-year extension option, subject to certain conditions. Under the management agreement, the Company is entitled to a base management fee and a centralized service reimbursement calculated as a percentage of total revenues and an incentive fee based on achieving certain profit thresholds set forth in the management agreement.

Under the Delano Moscow agreement, the Company has agreed to contribute an aggregate of $10.0 million in key money, with $3.0 million contributed upon the signing of the management agreement and the remaining $7.0 million to be contributed prior to the hotel opening. The initial $3.0 million key money contribution is refundable by the hotel owner if Delano Moscow does not open by the predetermined opening date. Additionally, the Company has provided a cash flow guarantee to the owner if the hotel does not attain specified levels of net operating profits set forth in the management agreement up to certain maximum amounts for the first four years of the contract. Such guarantee fundings, if any, are recoverable out of future hotel cash flows and under certain other conditions.

Item 9.01.	Financial Statements and Exhibits.

The exhibit contained in this current report on Form 8-K shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: August 16, 2012	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated August 16, 2012